Micron Solutions, Inc. Reports 2019 First Quarter Results

May  15, 2019

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2019 First Quarter Results

FITCHBURG, MA, May 15, 2019 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its first quarter ended March 31, 2019

“In the first quarter 2019, the company reported $4,686,000 in revenue, a 13.6% increase over the fourth quarter 2018. Adjusted EBITDA for the period was $203,000,” said Mr. Laursen.

In comparison to Q1 2018, the Company reported a decrease in gross profit on lower net sales while booking a one-time charge in this first quarter of $132 thousand related to a separation agreement with previous management.

Outlook:

“We are in a critical transition phase, with the company making significant improvements to the management and operations team including the addition of Michael Simmons, SVP of Operations and Lisa Burdick, Director of Quality.  Mike and Lisa bring many years of success and best practices to Micron. We have implemented extensive changes to operations and sales processes that will position Micron to create higher margin revenue growth and the ability to scale rapidly. Our solid sales pipeline and new product launch process are already showing visibility into an improved revenue and EBITDA outlook for 2019 and beyond,” concluded Mr. Laursen.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com FINANCIAL TABLES FOLLOW.

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Micron Solutions, Inc. Reports 2019 First Quarter Results

May  15, 2019

First Quarter 2019 Review

$ In thousands	Q1 2019	Q1 2018	$ Change	% Change
Net sales	$4,686	$5,119	$(433)	-8.5%
Gross profit	$654	$731	$(77)	-10.7%
Gross margin	14.0%	14.3%
Net loss	$(519)	$(180)	$(339)
Loss per share	$(0.18)	$(0.06)	$(0.12)

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(519)	$(180)
Income tax benefit	—	—
Other (income) expense	—	(9)
Interest expense	111	97
Depreciation and amortization	375	396
Share-based compensation	58	34
Non-cash incentive plan accruals	50	—
Non-recurring consulting and other expenses	128	12
Adjusted EBITDA	$203	$349
Adjusted EBITDA margin %	4.3%	6.8%

(1) Non-GAAP Financial Measures

In addition to reporting net loss, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash as well as non-cash incentives.  Non-recurring consulting and other expenses includes a one time charge for a separation agreement with the Company’s former Chief Operating Officer in 2019.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net loss and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the

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Micron Solutions, Inc. Reports 2019 First Quarter Results

May  15, 2019

effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Mr. William J. Laursen
President & Chief Executive Officer
978.345.5000

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